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                                                                 EXHIBIT 10.18

[PORTABLE SOFTWARE LETTERHEAD]

Monday, April 01, 1996

John Russo
6744 Mount Pakron Drive
San Jose, CA 95120

Dear John:

Portable Software Corporation (the "Company" or "Portable") is pleased to offer you a position as Senior Director of Marketing at a salary, payable semi-monthly, which is equivalent to a monthly salary of Eight Thousand One Hundred Twenty-Five Dollars ($8,125.00). Portable also agrees to pay your reasonable costs to relocate to Seattle. These costs will include one house hunting trip, the cost of transporting your household goods, and the cost for you to fly or drive to Seattle upon your relocation. In addition, Portable will pay the cost of your apartment rental in Seattle up to a maximum of three (3) months. We would ask that you review any significant costs with me prior to incurring them. If you voluntarily terminate your employment with Portable within the first twelve (12) months after your start date, you will reimburse the Company for all costs it incurred in your relocation. These moneys will be due at the time of your termination.

You will be entitled to the benefits that the Company makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of Eighty Thousand (80,000) shares of Common Stock. This option will vest with respect to one fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years.

The Company asks that you complete the enclosed "Employee Confidential Information and Inventions Agreements" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Portable or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreements", please call me.

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We hope that you and Portable Software corporation will find mutual satisfaction with your employment. All of us at Portable are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration rules of the American Arbitration Association (AAA) at the AAA office in Seattle, Washington.

This letter and the "Employee Confidential Information and Inventions Agreements" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

It is anticipated that your start date will be on or before April 22, 1996. This offer will expire at 5:00 PM on Monday, April 1, 1996. Should you have any questions with regard to any of the items indicated above, please feel free to call me.

Very Truly Yours,


Sterling Wilson
CFO and Vice President of Operations


ACCEPTED BY

JOHN RUSSO
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John Russo


4/1/96
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Date Accepted


4/22/96
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Start Date